Exhibit 99.2

Fellow Ramtron Employees:

As mentioned in my June 12 letter to you, we intend to do our best to keep you informed about the developments related to the unsolicited proposal we received from Cypress Semiconductor. To that end, I want to share with you some news. This morning we announced that our Board of Directors, after a careful review of the proposal with its financial and legal advisors, has concluded that the proposal does not reflect the intrinsic value of the Company. Further, the board has begun an exploration of strategic alternatives. Options before the Board include, but are not limited to, continuing to execute our growth plans or the potential sale of the Company. As part of this process, the Board has invited Cypress to participate.

As a reminder, it remains important that all of us stay focused on our business goals and responsibilities. At Ramtron, it is business as usual. Our customers and business partners expect no less. Also, please remember to forward all investor and media inquiries to Lee Brown at (719) 481-7213 or via email at lee.brown@ramtron.com. Until we make a public announcement, we cannot comment on the exploration of strategic alternatives.

Again, the Board and I thank you for your contributions to Ramtron’s growth plans and your dedication and commitment to the Company.

Sincerely,

Eric

Important Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Ramtron International Corporation (“Ramtron”) has commenced at this time. If a tender offer is commenced, Ramtron may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by Ramtron that is required to be mailed to stockholders will be mailed to stockholders of Ramtron. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Ramtron through the web site maintained by the SEC at http://www.sec.gov.